Exhibit 99.1

Release No. 0905-08
Sept. 30, 2005       FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
REPORTS AFTER-TAX CHARGE

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE-RJF) announced today that it will record a $4 million after-tax charge in the current quarter related to the full impairment of its aircraft leveraged lease to Delta Airlines, which recently filed for bankruptcy protection. The company took a $2.5 million after-tax charge in the fourth quarter of fiscal 2004 when the airline approached its lessors requesting lease concessions. No amount of these charges represents cash expenditure; however, in the event of a material modification to the lease or foreclosure of the aircraft by the debt holders, certain tax payments of up to approximately $8.7 million could be accelerated. The expected tax payments are currently reflected on the balance sheet as a deferred tax liability and are not expected to result in a further charge to earnings.
The firm also has an outstanding leveraged lease with Continental Airlines valued at $11.8 million as of Sept. 30. At this time, Continental is current on its lease payments and there have been no discussions with the company related to lease concessions. Given the difficult economic environment for the airline industry, Raymond James is actively monitoring this investment for specific events or circumstances that would allow reasonable estimation of any potential impairment.
Aircraft leases gained popularity as an investment alternative for corporations a decade ago due to their steady income stream and tax benefits generated by aircraft depreciation. Like other U.S. companies looking for a tax-efficient investment including Morgan Stanley, AT&T Corp. and Disney, Raymond James invested in leveraged leases of aircraft to major airlines. Following the Sept. 11, 2001 attacks, the airline industry has struggled for survival. Most of those investments have now been impaired by a series of bankruptcies in the airline industry.
“It is disturbing to witness the failure of the once-investment grade major airline industry,” stated Raymond James Financial Chairman and CEO Thomas A. James. “When we executed the Delta transaction in 1993, its financial condition was the best in the industry.”
“In recent years, the major airlines haven’t exhibited the pricing discipline necessary to achieve survival, while new competitors have picked off profitable segments of the business with lower cost structures,” James continued. “Unfortunately, the bankruptcy process has only exacerbated the malaise as inefficient carriers have been able to rise from the ashes with very competitive cost structures, occasioning a domino-like chain of failures. While the impairment of this investment will modestly affect fourth quarter results, the possibility of a future charge related to our Continental lease still looms. More significant, my concern is for the apparent lack of a longer-term solution to this crisis.”
Raymond James Financial expects to announce its fourth quarter results on Oct. 26, followed by an analysts’ conference call on Oct. 27.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 4,800 financial advisors serving 1.3 million accounts in 2,100 locations throughout the United States, Canada and overseas. In addition, total client assets are currently over $147 billion, of which approximately $27 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters, a variety of factors - many of which are beyond Raymond James’ control - could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2004 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.

For additional information, contact Tracey Bustamante at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.htm.